Patient Infosystems Contact:

Roger Chaufournier

Chairman & CEO

Patient Infosystems, Inc.

Tel. 800.276.2575

Patient Infosystems, Inc. Closes Additional $5.2 Million in Private Placement

ROCHESTER, N.Y.--(BUSINESS WIRE)--October 31, 2005--Patient Infosystems Inc. (OTCBB: PATY - News) a healthcare services company today announced it has raised an additional $5.2 million in gross proceeds from the sale of common stock. The company sold approximately 1.5 million shares of common stock for $3.44 per share in a private placement to institutional and other accredited investors for which it paid commissions of $470,000 to a placement agent and issued a warrant to purchase approximately 140,000 shares of common stock. The net proceeds from the sale will be used for working capital and to repay indebtedness. Combined with the private placement of $6.8 million announced on October 21, 2005, Patient Infosystems raised a total of $12 million in private placements at an average price of $3.52 per share.

The securities offered and sold in this private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Patient Infosystems, Inc. has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and the shares issuable upon exercise of the warrant by the placement agent .

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants

About Patient Infosystems:

Patient Infosystems, Inc. is a leader in disease management programs that reduce healthcare costs and improve health and quality of life. The company, through its wholly owned subsidiary, American Caresource Holdings, Inc., is a pioneer in ancillary benefits management. For more information on Patient Infosystems, Inc. please go to www.ptisys.com.

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This release contains information that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, the continued use of the Company’s services by its customers, the growth of its business and revenue base, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed and to be filed with the Securities and Exchange Commission.

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